Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Katie A. Lorenson	Steven Carr
President & CEO	Sr.VP & CFO	Dresner Corporate Services
319.356.5800	763.545.9005	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS
Iowa City, Iowa, October 26, 2017 - MidWestOne Financial Group, Inc. (NASDAQ - MOFG) today reported its financial results for the three and nine months ended September 30, 2017. Net income for the third quarter of 2017 totaled $6.3 million compared with $6.2 million for the same period last year, an increase of $0.1 million, or 1.9%. Both basic and diluted earnings per share were $0.52 for the third quarter of 2017 compared with $0.54 per share for both for the third quarter of 2016.
Earnings comparisons between the third quarter of 2017 and the same period in 2016 are highlighted by the following:

•
a $1.9 million, or 7.8%, increase in net interest income, due primarily to a $1.2 million increase in core loan interest income and a $0.7 million increase in discount accretion and investment income, partially offset by a $0.3 million increase in core interest expense and a $0.2 million decrease in interest expense purchase accounting;

•
a decrease of $0.7 million, or 3.4%, in noninterest expense, due primarily to a $0.4 million decrease in other operating expenses mainly attributable to a sizable wire fraud loss that occurred in the third quarter of 2016 and a $0.3 million decrease in occupancy and equipment expense; and

•
a $0.2 million, or 3.5%, increase in noninterest income driven by increased other service charges and fees of $0.3 million, specifically card income of $0.3 million, partially offset by a decrease in loan origination and servicing fees due to decreased secondary market fee income; all partially offset by

•	an increase of $3.4 million, or 336.2%, in the provision for loan losses.
Net income for the nine months ended September 30, 2017 was $20.3 million, an increase of $3.8 million, or 22.8%, compared to $16.5 million for the same period in 2016, with diluted earnings per share of $1.69 and $1.44 for the comparative nine month periods, respectively. The increase in net income was due primarily to a $6.7 million, or 10.0%, decrease in noninterest expense driven by a $4.2 million decrease in merger-related expenses, mainly in data processing ($1.9 million) and salaries and employee benefits expense ($1.5 million), attributable to the merger of Central Bank into MidWestOne Bank. Net interest income increased $2.7 million, or 3.6%, the provision for loans losses increased $3.5 million, or 105.6%, and noninterest income decreased $0.9 million, or 5.0%.
President and Chief Executive Officer Charles N. Funk stated, “We are disappointed that our loan loss provision was larger than expected due to the deterioration of one commercial loan.  The quarter included a number of very positive elements, including continued growth in net interest income and the best quarter of loan growth since our 2015 merger with Central.  Overall nonperforming asset trends have improved in 2017 and our efficiency ratio shows very good improvement, even after subtracting the 2016 merger related expenses.”
Results of Operations
Net interest income of $26.5 million for the third quarter of 2017 increased $1.9 million, or 7.8%, from $24.6 million for the third quarter of 2016, primarily due to an increase of $2.5 million, or 8.9%, in interest income. An increase in the merger-related discount accretion of $0.7 million, to $1.3 million for the third quarter of 2017 compared to $0.6 million for the third quarter of 2016, assisted by a $69.2 million increase in average loan balances, resulted in loan interest income increasing $1.9 million, or 7.7%, to $26.2 million for the third quarter of 2017 compared to the third quarter of 2016. Income from investment securities was $4.1 million for the third quarter of 2017, up from $3.5 million for the third quarter of 2016, which resulted from an increase of $83.6 million in the average balance, and an increase of 5 basis points in the yield of investment securities between the two comparable periods. Interest expense increased $0.6 million, or 16.9%, to $3.9 million for the third quarter of 2017, compared to

$3.3 million for the same period in 2016 primarily due to an increase in the cost of interest-bearing deposits of 6 basis points on increased average balances of $75.6 million between the third quarter of 2017 and the same period in 2016. The merger-related amortization of the purchase accounting premium on certificates of deposit, which acts to reduce interest expense, declined from $0.2 million for the third quarter of 2016, to zero for the same period of 2017. Additionally, the increased average balance and decreased average cost of Federal Home Loan Bank (“FHLB”) borrowings largely offset each other, resulting in virtually no change in interest expense between the comparable periods.
Net interest income for the nine months ended September 30, 2017, was $77.8 million, up $2.7 million, or 3.6%, from $75.1 million for the nine months ended September 30, 2016, primarily due to an increase of $4.4 million, or 5.2%, in interest income. Interest income on investment securities rose $2.4 million, or 23.8%, to $12.6 million for the first nine months of 2017 compared to the first nine months of 2016 primarily due to an increase of $112.6 million in the average balance between the comparative periods, as investment securities yields remained constant. Loan interest income increased $2.0 million, or 2.8%, to $76.1 million for the first nine months of 2017 compared to the first nine months of 2016, primarily due to the 9 basis point increase in average loan yield between the two periods, which included the effect of an increase in the discount accretion related to the merger of the Company with Central Bancshares, Inc. (“Central”), to $3.8 million for the nine months ended September 30, 2017, compared to $2.4 million for the nine months ended September 30, 2016. The increased loan yield was enhanced by an $17.5 million, or 0.8%, increase in the average balance of loans between the comparative periods. These income increases were partially offset by an increase of $1.7 million, or 18.0%, in interest expense, to $11.0 million for the nine months ended September 30, 2017, compared to $9.3 million for the first nine months of 2016. Interest expense on deposits increased $1.5 million, or 22.7%, to $8.4 million for the nine months ended September 30, 2017 compared to $6.8 million for the nine months ended September 30, 2016, primarily due to the interest expense on deposits for the nine months ended September 30, 2017 including no merger-related amortization of the purchase accounting premium on certificates of deposit, and the interest expense on deposits for the nine months ended September 30, 2016 including $0.8 million in merger-related amortization. Interest expense related to borrowings rose slightly between the two periods.
The net interest margin for the third quarter of 2017, calculated on a fully tax-equivalent basis, was 3.85%, or 13 basis points higher than the net interest margin of 3.72% for the third quarter of 2016. A higher yield received on loans, combined with higher discount accretion resulted in a 18 basis point increase in overall loan yield. The yield on investment securities increased by 5 basis points, resulting in higher yield on interest-earning assets for the third quarter of 2017 compared to the third quarter of 2016. The cost of deposits increased 6 basis points, due primarily to the absence of purchase premium amortization in 2017, while the average cost of borrowings edged higher by 4 basis points. The Company also posted a net interest margin of 3.85% for the first nine months of 2017, up 2 basis points from the net interest margin of 3.83% for the same period in 2016. For the first nine months of 2017 compared with the same period in 2016, a 9 basis point increase in loan yields and a higher volume of average loans, coupled with a higher average balance of investment securities, which generally have a lower yield compared to loans, resulted in an 8 basis point increase in the yield on earning assets. This increase in income was mostly offset by a 22 basis point increase in the cost of certificates of deposit due primarily to the aforementioned decrease in deposit premium amortization, and was the primary factor in an 8 basis point increase in the cost of interest-bearing liabilities.
For the third quarter of 2017, the provision for loan losses saw an increase of $3.4 million, or 336.2%, to $4.4 million, compared to $1.0 million for the third quarter of 2016. For the nine months ended September 30, 2017, the provision for loan losses was $6.7 million, compared to $3.2 million for the same period of 2016, an increase of $3.5 million, or 105.6%. These increases were due to loan growth (excluding loans held for sale) of $98.7 million for the nine months ended September 30, 2017 compared to a decrease of $10.1 million for the same period in 2016. Loan growth was $66.3 million for the third quarter of 2017 compared to a decrease in loan balances in the third quarter of last year of $26.3. In addition, the Company’s methodology requires increased reserves when a loan moves from pass to watch or substandard. During the first nine months of 2017 approximately $35.0 million of loans have moved from a pass rating to a watch, and $3.0 million have moved to substandard rating. During the same time period in 2016 there was a decrease in watch and classified loan balances of approximately $7.0 million. Lastly, a loan identified as a substandard loan at December 31, 2016 and renewed as a troubled debt restructuring in the first quarter of 2017 required an additional allocation of approximately $1.8 million during the quarter. The Company’s additional provision in the third quarter of 2017 boosts the allowance for loan losses to total non-acquired loans ratio to 1.34%, and puts the balance on target with the Company’s policy regarding reserves.
Noninterest income for the third quarter of 2017 increased $0.2 million, or 3.5%, to $5.9 million from $5.7 million in the third quarter of 2016. The greatest increase was in other service charges and fees, which increased $0.3 million, or 24.3%, from $1.3 million in the third quarter of 2016 to $1.6 million for the third quarter of 2017, due to a change in how electronic transaction expenses are classified. In prior periods these expenses were netted against revenues generated from electronic transactions, but now these expenses have been reassigned to the data processing expense line of noninterest expense for presentation purposes. Gain on sale of available for sale securities increased to $0.2 million for the third quarter of 2017, compared to no gain for the third quarter of 2016, while trust, investment and insurance fees increased $0.1 million, or 11.3%, to $1.4 million for the third quarter of 2017 compared to $1.3 million, for the third quarter of 2016. Loan origination and servicing fees decreased $0.3 million, or 24.0%, from $1.3 million for the third quarter of 2016 to $1.0 million for the third quarter of 2017. This decrease was due to a lower level of loans originated and sold on the secondary market in the third quarter of 2017 compared to the third quarter of 2016, a result of the general decrease in mortgage activity in our markets. Other gain decreased $0.3 million, or 95.5%, between the third quarter of 2017 and the third quarter of 2016 comparable periods, due primarily to the 2016 amount including a $0.7 million gain on the sale of our Davenport, Iowa branch office, partially offset by higher write downs of other real estate owned in the 2016 quarter. Other gain (loss) represents gains and losses on the sale of branch banking offices, other real estate owned, and other assets.
For the nine months ended September 30, 2017, noninterest income decreased $0.9 million, or 5.0%, to $16.8 million from $17.7 million during the same period of 2016. This decline was primarily due to the $1.6 million decrease in other gains for the nine months ended September 30, 2017, compared to the same period in 2016. The first nine months of 2016 included a net gain on other real estate owned of $0.8 million and a net gain of $1.4 million on the sale of the Barron and Rice Lake, Wisconsin and Davenport, Iowa branch offices, partially offset by a writedown of other real estate owned of $0.5 million. Gains on the sale of available for sale securities decreased $0.3 million between the comparative 2016 and 2017 periods, and loan origination and servicing fees decreased $0.3 million, or 9.8%, between the comparative periods. These decreases were partially offset by a $0.5 million decline in loss on the sale of premises and equipment, and the increase of $0.4 million, or 8.2%, in trust, investment, and insurance fees to $4.6 million for the first nine months of 2017 compared with $4.2 million for the same period in 2016. Other service charges and fees increased $0.5 million, or 11.3%, to $4.6 million for the first nine months of 2017, from $4.1 million for the same period in 2016 due to the change in financial reporting presentation noted above.
Third quarter 2017 noninterest expense was $19.7 million, a decrease of $0.7 million, or 3.4%, from the third quarter of 2016. Other operating expense for the third quarter of 2017 decreased $0.4 million, or 17.7%, compared with the third quarter of 2016, primarily due to lower losses and deposit account charge-offs, as 2016 included a sizable wire fraud loss. Net occupancy and equipment expense decreased $0.3 million, or 9.3%, to $3.0 million for the third quarter of 2017 compared to $3.3 million for the third quarter of 2016, and FDIC insurance expense and intangible amortization each showed a $0.2 million decline for the quarter ended September 30, 2017 compared to the quarter ended September 30, 2016. Salaries and employee benefits increased $0.4 million, or 3.4%, from $11.6 million for the third quarter of 2016 to $12.0 million for the third quarter of 2017, due to normal annual salary increases and the addition of the Company’s Denver, Colorado location. Data processing expense experienced an increase of $0.1 million, or 20.7%, for the quarter ended September 30, 2017 compared to the quarter ended September 30, 2016 due to the change in financial reporting presentation noted above.
Noninterest expense decreased to $60.0 million for the nine months ended September 30, 2017, compared with $66.7 million for the nine months ended September 30, 2016, a decrease of $6.7 million, or 10.0%, with all expense line items showing a decrease from the comparative period. The decrease was primarily due to the absence of merger related expenses for the nine months ended September 30, 2017, compared to $4.2 million for the nine months ended September 30, 2016 relating to the merger of Central Bank into MidWestOne Bank. Salaries and employee benefits decreased $1.9 million, or 5.0%, from $37.6 million for the nine months ended September 30, 2016, to $35.7 million for the nine months ended September 30, 2017. This decrease included $1.6 million of merger-related expenses for the nine months ended September 30, 2016. The rest of the decrease in salaries and employee benefits was primarily due to decreased staffing levels resulting from restructuring and the sales of branch offices during 2016. Data processing expense declined $2.0 million, or 50.2%, for the nine months ended September 30, 2017, compared to the nine months ended September 30, 2016, primarily due to the inclusion of $1.9 million in contract termination expense in connection with the bank merger in 2016. Other operating expenses decreased $1.1 million, or 14.4%, from $7.8 million for the nine months ended September 30, 2016, to $6.7 million for the nine months ended September 30, 2017, primarily due to lower losses and deposit account charge-offs.
“Wealth management continues to produce solid result, and while our home mortgage production is down in line with the industry, I am very pleased with the progress and potential shown by the trust, investment, and insurance areas of our Company,” said Mr. Funk. “It is also important to note that our focus on expense control continues to bear fruit with a decrease in noninterest expense, even after adjusting out merger-related expenses for 2016.”
Income tax expense was $1.9 million for the third quarter of 2017 compared to $2.6 million for the same period in 2016, and was $7.6 million for the nine months ended September 30, 2017, compared to $6.3 million for the same period in 2016. This expense variation was primarily due to an increase in the level of taxable income between the year-to-date comparable periods, and the realization of $0.4 million of historic tax credits related to the remodel and restoration of the Company’s headquarters building in the third quarter of 2017.
Balance Sheet and Asset Quality
Total assets were $3.14 billion at September 30, 2017, an increase of $64.6 million, or 2.1% from December 31, 2016. Loans increased $98.7 million, or 4.6%, from $2.17 billion at December 31, 2016 to $2.26 billion at September 30, 2017, and Bank-owned life insurance increased $12.2 million, or 25.8%, between these two dates, due to a recent expansion of the program to include additional employees due to the Central merger. These increases were partially offset by decreases in investment securities of $35.4 million, or 5.5%, loans held for sale of $3.6 million, or 85.6%, intangible assets of $2.4 million, or 15.9%, and cash and cash equivalents of $1.1 million, or 2.6%, between December 31, 2016 and September 30, 2017. Total deposits at September 30, 2017, were $2.49 billion, an increase of $10.0 million, or 0.4%, from December 31, 2016. The mix of deposits saw increases between December 31, 2016 and September 30, 2017 of $20.1 million, or 3.1%, in certificates of deposit, $5.8 million, or 2.9%, in savings deposits, and $1.3 million, or 0.1%, in interest-bearing checking deposits. These increases were partially offset by a decrease in non-interest bearing demand deposits of $17.2 million, or 3.5% between December 31, 2016, and September 30, 2017. Between December 31, 2016 and September 30, 2017, FHLB borrowings increased $30.0 million, or 26.1% to $145.0 million, while federal funds purchased declined $19.0 million, or 53.2%, to $16.7 million compared to $35.7 million. The overall increase in borrowings was used to supplement the increase in deposits and decrease in investment securities to provide liquidity for the origination of new loans. At September 30, 2017, long-term debt had an outstanding balance of $13.8 million, a decrease of $3.8 million, or 21.4%, from December 31, 2016, due to normal scheduled repayments. Securities sold under agreements to repurchase rose $5.8 million between December 31, 2016 and September 30, 2017, due to normal cash need fluctuations by customers.
Total loans (excluding loans held for sale) increased $98.7 million, or 4.6%, from $2.17 billion at December 31, 2016 to $2.26 billion at September 30, 2017. The mix of loans saw increases between December 31, 2016 and September 30, 2017 primarily concentrated in commercial real estate-other, commercial and industrial, construction and development, multifamily, and consumer loans. Decreases occurred in residential real estate, farmland, and agricultural loans. As of September 30, 2017, the largest category of loans was commercial real estate loans, comprising approximately 50% of the portfolio, of which 6% of total loans were multifamily residential mortgages, 6% of total loans were construction and development, and 4% of total loans were farmland. Commercial and industrial loans was the next largest category at 23% of total loans, followed by residential real estate loans at 21%, agricultural loans at 5%, and consumer loans at 2%. Included in these totals are $19.8 million, net of a discount of $2.2 million, or 0.9% of the total loan portfolio, in purchased credit impaired loans as a result of the merger between the Company and Central in 2015.
Mr. Funk continued, “We had a strong quarter of loan originations that tracks closely with the strong economic conditions in our growth markets of the Twin Cities, Denver, Naples, and Iowa City, and we foresee another quarter of loan growth in the fourth quarter. We had large seasonal outflows of deposits in the third quarter, and expect many of these funds to come back to the bank in the fourth quarter.”
Nonperforming loans decreased from $28.5 million, or 1.31% of total loans, at December 31, 2016, to $25.9 million, or 1.14% of total loans, at September 30, 2017. At September 30, 2017, nonperforming loans consisted of $19.9 million in nonaccrual loans, $5.5 million in troubled debt restructures (“TDRs”) and $0.5 million in loans past due 90 days or more and still accruing interest. This compares to nonaccrual loans of $20.7 million, TDRs of $7.3 million, and loans past due 90 days or more and still accruing interest of $0.5 million at December 31, 2016. Nonaccrual loans decreased $0.8 million between December 31, 2016, and September 30, 2017. The balance of TDRs decreased $1.8 million between these two dates, as the addition of six loans (representing three lending relationships) totaling $1.9 million was offset by payments collected from TDR-status borrowers totaling $2.8 million, and three loans totaling $0.9 million moving to non-disclosed status. Loans 90 days past due and still accruing interest were unchanged between December 31, 2016, and September 30, 2017. Loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) decreased to $5.5 million at September 30, 2017, compared with $7.8 million at December 31, 2016. At September 30, 2017, other real estate owned (not included in nonperforming loans) was $1.3 million, down from $2.1 million of other real estate owned at December 31, 2016. During the first nine months of 2017, the Company had a net decrease of 21 properties in other real estate owned. As of September 30, 2017, the allowance for loan losses was $26.5 million, or 1.17% of total loans, compared with $21.9 million, or 1.01% of total loans at December 31, 2016. The allowance for loan losses represented 102.40% of nonperforming loans at September 30, 2017, compared with 76.76% of nonperforming loans at December 31, 2016. The Company had net loan charge-offs of $2.0 million in the nine months ended September 30, 2017, or an annualized 0.12% of average loans outstanding, compared to net charge-offs of $1.3 million, or an annualized 0.08% of average loans outstanding, for the same period of 2016.
“Much of the third quarter provision relates to commercial loans. While we continue to project a low amount of losses in our agricultural portfolios, we do expect that provisioning will increase as the farm economy remains challenged. Our non-performing assets trend is downward and our net charge-offs remain at fairly low levels year-to-date,”concluded Mr. Funk.
Non-acquired loans with a balance of $1.90 billion had $25.5 million of the allowance for loan losses allocated to them, providing an allocated allowance for loan loss to non-acquired loan ratio of 1.34%. Non-acquired loans are total loans minus those loans acquired in the Central merger. New loans and renewed loans made after the merger are considered non-acquired loans.

(in thousands)	Gross Loans (A)	Discount (B)	Loans, Net of Discount (A-B)	Allowance (C)	Allowance/Gross Loans (C/A)	Allowance + Discount/Gross Loans ((B+C)/A)
Total Non-Acquired Loans	$1,900,824	$—	$1,900,824	$25,484	1.34%	1.34%
Total Acquired Loans	372,549	9,562	362,987	1,026	0.28	2.84
Total Loans	$2,273,373	$9,562	$2,263,811	$26,510	1.17%	1.59%
Investment securities totaled $610.5 million at September 30, 2017, or 19.4% of total assets, a decrease of $35.4 million, or 5.5%, from $645.9 million, or 21.0% of total assets, as of December 31, 2016. A total of $427.2 million of the investment securities were classified as available for sale at September 30, 2017, compared to $477.5 million at December 31, 2016. As of September 30, 2017, the portfolio consisted mainly of obligations of states and political subdivisions (44.8%), mortgage-backed securities and collateralized mortgage obligations (39.8%), corporate debt securities (14.1%), and obligations of U.S. government agencies (0.9%). Investment securities held to maturity were $183.3 million at September 30, 2017, compared to $168.4 million at December 31, 2016.
Capital Adequacy
Total shareholders’ equity was $346.6 million as of September 30, 2017, compared to $305.5 million as of December 31, 2016, an increase of $41.1 million, or 13.5%. This increase was primarily attributable to the issuance of 750,000 shares of common stock in a public offering, resulting in $24.4 million of additional capital, net of expenses. Also contributing to the increase in capital was net income of $20.3 million for the first nine months of 2017, a $1.8 million increase in accumulated other comprehensive income due to market value adjustments on investment securities available for sale, and a $0.6 million decrease in treasury stock due to the issuance of 32,168 shares of Company common stock in connection with stock compensation plans. These increases were partially offset by the payment of $6.0 million in common stock dividends. No shares of Company common stock were repurchased in the third quarter of 2017. The total shareholders’ equity to total assets ratio was 11.02% at September 30, 2017, up from 9.92% at December 31, 2016. The tangible equity to tangible assets ratio was 8.84% at September 30, 2017, compared with 7.62% at December 31, 2016. Tangible book value per share was $22.20 at September 30, 2017, an increase from $20.00 per share at December 31, 2016.
Quarterly Cash Dividend Declared
On October 10, 2017, the Company’s board of directors declared a quarterly cash dividend of $0.17 per common share, the same as that paid last quarter. The dividend is payable December 15, 2017, to shareholders of record at the close of business on December 1, 2017. At this quarterly rate, the indicated annual cash dividend is equal to $0.68 per common share.
Conference Call Details
MidWestOne will host a conference call for investors at 11:00 a.m., CDT, on Friday, October 27, 2017. To participate, please dial 866-233-3483 at least fifteen minutes before the call start time. If you are unable to participate on the call, a replay will be available until January 28, 2018 by calling 877-344-7529 and using the replay access code of 10096770. A transcript of the call will also be available on the company’s web site (www.midwestone.com) within three business days of the event.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. MidWestOne Financial is the parent company of MidWestOne Bank, which operates banking offices in Iowa, Minnesota, Wisconsin, Florida, and Colorado. MidWestOne provides electronic delivery of financial services through its website, MidWestOne.com. MidWestOne Financial trades on the NASDAQ Global Select Market under the symbol “MOFG”.
Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “should,” “could,” “would,” “plans,” “goals,” “intend,” “project,” “estimate,” “forecast,” “may” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have an impact on our ability to achieve operating results, growth plan goals and future prospects include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values causing an increase in the allowance for credit losses and a reduction in net earnings; (2) our management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (3) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (4) fluctuations in the value of our investment securities; (5) governmental monetary and fiscal policies; (6) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Basel III Rules) and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (7) the ability to attract and retain key executives and employees experienced in banking and financial services; (8) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (9) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (10) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (11) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (12) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (13) the risks of mergers, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (14) volatility of rate-sensitive deposits; (15) operational risks, including data processing system failures or fraud; (16) asset/liability matching risks and liquidity risks; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally, internationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; (20) war on terrorist activities which may cause further deterioration in the economy or cause instability in credit markets; (21) cyber-attacks; and (22) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.

Non-GAAP Presentations:
Certain non-GAAP ratios and amounts are provided to evaluate and measure the Company’s operating performance and financial condition, including tangible book value per share, the tangible equity to tangible assets ratio, return on average tangible equity, net interest margin, earnings per share excluding merger-related expenses, and the efficiency ratio. Management believes this data provides investors with pertinent information regarding the Company’s profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of	As of	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
(unaudited, dollars in thousands, except per share data)	2017	2017	2017	2016	2016
Tangible Equity
Total shareholders’ equity	$346,563	$342,872	$327,514	$305,456	$309,584
Plus: Deferred tax liability associated with intangibles	2,141	2,432	2,741	3,068	3,422
Less: Intangible assets, net	(77,413)	(78,172)	(78,976)	(79,825)	(80,749)
Tangible equity	$271,291	$267,132	$251,279	$228,699	$232,257
Tangible Assets
Total assets	$3,144,199	$3,091,045	$3,083,515	$3,079,575	$3,001,974
Plus: Deferred tax liability associated with intangibles	2,141	2,432	2,741	3,068	3,422
Less: Intangible assets, net	(77,413)	(78,172)	(78,976)	(79,825)	(80,749)
Tangible assets	$3,068,927	$3,015,305	$3,007,280	$3,002,818	$2,924,647
Common shares outstanding	12,218,528	12,218,528	11,959,521	11,436,360	11,435,860
Tangible Book Value Per Share	$22.20	$21.86	$21.01	$20.00	$20.31
Tangible Equity/Tangible Assets	8.84%	8.86%	8.36%	7.62%	7.94%

	For the Three Months Ended			For the Nine Months Ended
(unaudited, dollars in thousands, except per share data)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net Income	$6,342	$7,234	$6,222	$20,289	$16,521
Plus: Intangible amortization, net of tax(1)	493	523	631	1,568	1,980
Adjusted net income	$6,835	$7,757	$6,853	$21,857	$18,501
Average Tangible Equity
Average total shareholders’ equity	$338,362	$338,362	$307,005	$330,684	$303,146
Plus: Average deferred tax liability associated with intangibles	2,282	2,581	3,676	2,585	4,134
Less: Average intangible assets, net of amortization	(77,775)	(78,554)	(81,212)	(78,550)	(82,237)
Average tangible equity	$262,869	$262,389	$229,469	$254,719	$225,043
Return on Average Tangible Equity (annualized)	10.06%	11.86%	11.88%	11.47%	10.98%

Net Interest Margin Tax Equivalent Adjustment
Net interest income	$26,492	$26,191	$24,581	$77,764	$75,076
Plus tax equivalent adjustment:(1)
Loans	446	402	432	1,251	1,285
Securities	820	841	739	2,491	2,253
Tax equivalent net interest income (1)	$27,758	$27,434	$25,752	$81,506	$78,614
Average interest earning assets	$2,858,715	$2,817,237	$2,754,120	$2,831,864	$2,736,886
Net Interest Margin	3.85%	3.91%	3.72%	3.85%	3.83%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%

	For the Three Months Ended			For the Nine Months Ended
(unaudited, dollars in thousands, except per share data)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net Income	$6,342	$7,234	$6,222	$20,289	$16,521
Plus: Merger-related expenses	—	—	182	—	4,162
Net tax effect of above item(1)	—	—	(51)	—	(1,544)
Net income exclusive of merger-related expenses	$6,342	$7,234	$6,353	$20,289	$19,139
Diluted average number of shares	12,238,991	12,219,238	11,461,108	11,999,608	11,451,958
Earnings Per Common Share-Diluted	$0.52	$0.59	$0.54	$1.69	$1.44
Earnings Per Common Share-Diluted, exclusive of merger-related expenses	$0.52	$0.59	$0.55	$1.69	$1.67

Operating Expense
Total noninterest expense	$19,744	$19,964	$20,439	$60,043	$66,700
Less: Amortization of intangibles	(759)	(804)	(970)	(2,412)	(3,046)
Operating expense	$18,985	$19,160	$19,469	$57,631	$63,654
Operating Revenue
Tax equivalent net interest income (2)	$27,758	$27,434	$25,752	$81,506	$78,614
Plus: Noninterest income	5,916	5,383	5,714	16,836	17,714
Less: (Gain) loss on sale or call of available for sale securities	(176)	(20)	—	(196)	(467)
(Gain) loss on sale or call of held to maturity securities	—	—	—	(43)	—
(Gain) loss on sale of premises and equipment	4	(8)	37	(2)	288
Other (gain) loss	(14)	(37)	(136)	(64)	(1,443)
Operating revenue	$33,488	$32,752	$31,367	$98,037	$94,706
Efficiency Ratio	56.69%	58.50%	62.07%	58.78%	67.21%
(1) Computed based on qualifying tax deductible expenses, assuming a federal income tax rate of 35%
(2) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of September 30, 2017	As of September 30, 2016	As of December 31, 2016
(dollars in thousands, except per share amounts)	(unaudited)	(unaudited)
ASSETS
Cash and due from banks	$39,113	$45,612	$41,464
Interest-bearing deposits in banks	2,988	6,341	1,764
Federal funds sold	—	5	—
Cash and cash equivalents	42,101	51,958	43,228
Investment securities:
Available for sale	427,241	436,239	477,518
Held to maturity (fair value of $183,946 as of September 30, 2017 and $164,792 as of December 31, 2016)	183,304	151,110	168,392
Loans held for sale	612	2,742	4,241
Loans	2,263,811	2,141,832	2,165,143
Allowance for loan losses	(26,510)	(21,395)	(21,850)
Net loans	2,237,301	2,120,437	2,143,293
Premises and equipment, net	75,036	75,127	75,043
Accrued interest receivable	13,871	13,139	13,871
Goodwill	64,654	64,654	64,654
Other intangible assets, net	12,759	16,095	15,171
Bank-owned life insurance	59,432	46,905	47,231
Other real estate owned	1,343	3,452	2,097
Deferred income taxes	6,008	1,231	6,523
Other assets	20,537	18,885	18,313
Total assets	$3,144,199	$3,001,974	$3,079,575
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$477,376	$493,820	$494,586
Interest-bearing checking	1,137,592	1,114,536	1,136,282
Savings	203,506	196,426	197,698
Certificates of deposit under $100,000	324,024	332,194	326,832
Certificates of deposit $100,000 and over	347,917	308,956	325,050
Total deposits	2,490,415	2,445,932	2,480,448
Federal funds purchased	16,708	19,309	35,684
Securities sold under agreements to repurchase	87,964	63,469	82,187
Federal Home Loan Bank borrowings	145,000	100,000	115,000
Junior subordinated notes issued to capital trusts	23,768	23,667	23,692
Long-term debt	13,750	18,750	17,500
Deferred compensation liability	5,158	5,209	5,180
Accrued interest payable	1,449	1,552	1,472
Other liabilities	13,424	14,502	12,956
Total liabilities	2,797,636	2,692,390	2,774,119
Shareholders' equity:
Preferred stock, no par value; authorized 500,000 shares; no shares issued and outstanding at September 30, 2017 and December 31, 2016	$—	$—	$—
Common stock, $1.00 par value; authorized 30,000,000 shares at September 30, 2017 and 15,000,000 shares at December 31, 2016; issued 12,463,481 shares at September 30, 2017 and 11,713,481 shares at December 31, 2016; outstanding 12,218,528 shares at September 30, 2017 and 11,436,360 shares at December 31, 2016	12,463	11,713	11,713
Additional paid-in capital	187,296	163,492	163,667
Treasury stock at cost, 244,953 shares as of September 30, 2017 and 277,121 shares as of December 31, 2016	(5,141)	(5,776)	(5,766)
Retained earnings	151,280	134,935	136,975
Accumulated other comprehensive income (loss)	665	5,220	(1,133)
Total shareholders' equity	346,563	309,584	305,456
Total liabilities and shareholders' equity	$3,144,199	$3,001,974	$3,079,575

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Nine Months Ended
(unaudited, dollars in thousands)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Interest income:
Interest and fees on loans	$26,206	$25,650	$24,343	$76,135	$74,094
Interest on bank deposits	19	26	63	50	141
Interest on federal funds sold	—	1	3	1	4
Interest on investment securities:
Taxable securities	2,589	2,590	2,088	7,897	5,924
Tax-exempt securities	1,547	1,587	1,394	4,699	4,251
Total interest income	30,361	29,854	27,891	88,782	84,414
Interest expense:
Interest on deposits:
Interest-bearing checking	913	912	810	2,623	2,346
Savings	53	51	50	155	216
Certificates of deposit under $100,000	893	886	801	2,638	2,089
Certificates of deposit $100,000 and over	1,041	995	813	2,953	2,171
Total interest expense on deposits	2,900	2,844	2,474	8,369	6,822
Interest on federal funds purchased	81	25	5	152	30
Interest on securities sold under agreements to repurchase	53	34	36	125	121
Interest on Federal Home Loan Bank borrowings	474	404	469	1,321	1,387
Interest on other borrowings	3	3	4	9	16
Interest on junior subordinated notes issued to capital trusts	243	240	215	704	608
Interest on long-term debt	115	113	107	338	354
Total interest expense	3,869	3,663	3,310	11,018	9,338
Net interest income	26,492	26,191	24,581	77,764	75,076
Provision for loan losses	4,384	1,240	1,005	6,665	3,241
Net interest income after provision for loan losses	22,108	24,951	23,576	71,099	71,835
Noninterest income:
Trust, investment, and insurance fees	1,454	1,528	1,306	4,594	4,244
Service charges and fees on deposit accounts	1,295	1,257	1,346	3,835	3,887
Loan origination and servicing fees	1,012	718	1,332	2,532	2,806
Other service charges and fees	1,625	1,497	1,307	4,580	4,115
Bank-owned life insurance income	344	318	324	990	1,040
Gain on sale or call of available for sale securities	176	20	—	196	467
Gain on sale of held to maturity securities	—	—	—	43	—
Gain (loss) on sale of premises and equipment	(4)	8	(211)	2	(462)
Other gain	14	37	310	64	1,617
Total noninterest income	5,916	5,383	5,714	16,836	17,714
Noninterest expense:
Salaries and employee benefits	12,039	11,789	11,641	35,712	37,607
Net occupancy and equipment expense	2,986	3,033	3,293	9,323	9,870
Professional fees	933	1,036	1,014	2,991	3,181
Data processing expense	723	548	599	1,982	3,981
FDIC insurance expense	238	352	412	957	1,231
Amortization of intangible assets	759	804	970	2,412	3,046
Other operating expense	2,066	2,402	2,510	6,666	7,784
Total noninterest expense	19,744	19,964	20,439	60,043	66,700
Income before income tax expense	8,280	10,370	8,851	27,892	22,849
Income tax expense	1,938	3,136	2,629	7,603	6,328
Net income	$6,342	$7,234	$6,222	$20,289	$16,521

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	As of and for the Nine Months Ended September 30, 2017	As of and for the Six Months Ended June 30, 2017	As of and for the Three Months Ended March 31, 2017	As of and for the Year Ended December 31, 2016	As of and for the Nine Months Ended September 30, 2016
(unaudited, dollars in thousands, except per share amounts)
Per Share Data:
Book value per share	$28.36	$28.06	$27.39	$26.71	$27.07
Tangible book value per share, net of associated deferred tax liability on intangibles*	22.20	21.86	21.01	20.00	20.31
Financial Ratios:
Tangible equity/tangible assets (both net of associated deferred tax liability on intangibles)*	8.84%	8.86%	8.36%	7.62%	7.94%
Total shareholders’ equity/total assets	11.02	11.09	10.62	9.92	10.31
Total loans/total deposits	90.90	88.12	85.54	87.29	87.57
Asset Quality:
Gross loans	$2,263,811	$2,197,503	$2,165,044	$2,165,143	$2,141,832
Allowance for loan losses	26,510	22,510	22,217	21,850	21,395
Net charge-offs	2,005	1,622	674	5,560	1,273
Loans past due 30 - 89 days, excluding non-performing and purchased credit impaired loans	5,546	6,217	7,417	7,832	11,558
Other real estate owned	1,343	1,486	1,696	2,097	3,452
Non-performing loans
Non-accrual loans	$19,871	$17,740	$20,171	$20,668	$15,377
Restructured loans	5,531	7,440	6,880	7,312	7,358
Loans 90+ days past due and still accruing interest	486	938	3,762	485	942
Total non-performing loans	$25,888	$26,118	$30.813	$28,465	$23,677

Net loan charge-offs/average loans - annualized	0.12%	0.15%	0.13%	0.26%	0.08%
Nonperforming loans/total loans	1.14	1.19	1.42	1.31	1.11
Nonperforming loans + other real estate/total assets	0.87	0.89	1.05	0.99	0.90
Allowance for loan losses/total loans	1.17	1.02	1.03	1.01	1.00
Allowance for loan losses/nonperforming loans	102.40	86.19	72.10	76.76	90.36

	As of and for the Three Months Ended			As of and for the Nine Months Ended
(unaudited, dollars in thousands, except per share amounts)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Per Share Data:
Ending number of shares outstanding	12,218,528	12,218,528	11,435,860	12,218,528	11,435,860
Average number of shares outstanding	12,218,528	12,200,689	11,435,860	11,977,579	11,428,063
Diluted average number of shares	12,238,991	12,219,238	11,461,108	11,999,608	11,451,958
Earnings per common share - basic	$0.52	$0.59	$0.54	$1.69	$1.45
Earnings per common share - diluted	0.52	0.59	0.54	1.69	1.44
Dividends paid per common share	0.17	0.165	0.16	0.50	0.48
Performance Ratios:
Return on average assets - annualized	0.81%	0.95%	0.83%	0.88%	0.74%
Return on average shareholders’ equity - annualized	7.29	8.58	8.06	8.20	7.28
Return on average tangible equity - annualized*	10.06	11.86	11.88	11.47	10.98
Net interest margin*	3.85	3.91	3.72	3.85	3.83
Efficiency ratio*	56.69	58.50	62.07	58.78	67.21
Average Balances:
Total loans	$2,219,355	$2,165,776	$2,150,195	$2,182,275	$2,164,740
Interest-earning assets	2,858,715	2,817,237	2,754,119	2,831,864	2,736,886
Total assets	3,102,348	3,056,740	2,995,521	3,072,998	2,984,220
Interest-bearing deposits	2,021,668	2,024,159	1,946,085	2,017,770	1,920,243
Interest-bearing liabilities	2,268,688	2,227,399	2,165,042	2,248,850	2,147,610
Total equity	344,961	338,362	307,005	330,682	303,146

* Non-GAAP measure. See pages 6-7 for a detailed explanation.